Exhibit 10.1
June 27, 2006
Board of Directors
TBX Resources, Inc.
3030 LBJ Freeway, Suite 1320, LB47
Dallas, Texas 75234
This letter is to explain our understanding of the arrangements for the services we are to perform for TBX Resources, Inc. (the “Company”) for the year ending November 30, 2006. We ask that you either confirm or amend this understanding.
We will perform an audit of the Company’s consolidated financial statements as of and for the year ended November 30, 2006, which will be prepared in accordance with U.S. generally accepted accounting principles. The objective of an audit of financial statements is to express an opinion on those statements.
We will also review the Company’s unaudited interim financial information during the quarterly periods ended May 31, 2006, August 31, 2006, February 28, 2007, May 31, 2007 and August 31, 2007 before the Company files its Form 10-QSBs.
During the course of our engagement, we anticipate the Company may request other accounting and auditing services. Those services which are described in Exhibit A will be pre-approved by the audit committee upon execution of this arrangement letter.
As the Company is aware, the Securities and Exchange Commission (“SEC”) has issued a rule as required under Section 404 of the Sarbanes-Oxley Act. Upon its effective date, this rule will require management to issue an annual report that will include its assessment of the Company’s internal controls over financial reporting. The rule includes a requirement that the Company’s auditor attest to and report on management’s assessment. This arrangement letter does not include our fees to consult with management regarding the requirements of Section 404 and the related rules or to perform the attestation in accordance with standards established by the Public Company Accounting Oversight Board. However, the consultation services which are described in Exhibit A, may be requested by management, and will be pre-approved by the audit committee upon execution of this arrangement letter.
We will conduct our audit of the consolidated financial statements in accordance with auditing and related professional practice standards established by the Public Company Accounting Oversight Board (PCAOB). Those standards require that we plan and perform the audit to obtain reasonable, rather than absolute, assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. Accordingly, a material misstatement may remain undetected. Also, an audit is not designed to detect errors or fraud that are immaterial to the consolidated financial statements.

TBX Resources, Inc.
June 27, 2006

An audit of financial statements also includes obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses.
We will communicate all significant deficiencies and material weaknesses that we identify during our audit to both management and the audit committee in writing prior to issuing our report on the consolidated financial statements. In the event that we determine audit committee oversight to be ineffective and further determine that such ineffectiveness constitutes a significant deficiency or a material weakness, we will communicate our conclusion in writing directly to the board of directors.
We will also communicate any (a) fraud involving senior management and other fraud that causes a material misstatement of the financial statements, (b) illegal acts that come to our attention (unless they are clearly inconsequential), (c) disagreements with management and other serious difficulties encountered in performing our audits and (d) various matters related to the entity’s accounting policies and financial statements to the audit committee prior to the issuance of our reports on the consolidated financial statements.
Management is responsible for the consolidated financial statements, including adjusting the consolidated financial statements to correct material misstatements, and for making all financial records and related information available to us. Management is also responsible for providing us with a written management representation letter confirming certain representations made during the course of our audit of the consolidated financial statements and affirming to us that it believes the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole.
Management is responsible for establishing and maintaining effective internal control over financial reporting and for informing us of all significant deficiencies and material weaknesses in the design or operation of such controls of which it has knowledge.
Management is responsible for identifying and ensuring that the entity complies with laws and regulations applicable to its activities, and for informing us of any known material violations of such laws or regulations. In addition, management is responsible for the design and implementation of programs and controls to prevent and detect fraud, and for informing us about all known or suspected fraud affecting the entity involving (a) management, (b) employees who have significant roles in internal control and (c) others where the fraud could have a material effect on the financial statements. Management is also responsible for informing us of its knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, analysts, regulators, short sellers or others.
The audit committee is responsible for informing us of its views about the risks of fraud within the entity, and its knowledge of any fraud or suspected fraud affecting the entity.

TBX Resources, Inc.
June 27, 2006

If circumstances arise relating to the condition of the Company’s records, the availability of sufficient, competent evidential matter, or indications of a significant risk of undetected material misstatements or material weaknesses which, in our professional judgment, prevent us from completing the audits or forming an opinion, we retain the unilateral right to take any course of action permitted by professional standards, including declining to express an opinion or issue a report, or withdrawal from the engagement.
Our acceptance of this engagement is subject to our satisfactorily completing our normal engagement acceptance procedures, including communication with and review of the working papers of your previous auditors (accountants). We will notify the Company promptly if we become aware of anything during our acceptance procedures or the communication or review that results in our not being able to continue this engagement.
From time to time and depending upon the circumstances, we may use third-party service providers to assist us in providing professional services to you. In such circumstances, it may be necessary for us to disclose confidential client information to them. We enter into confidentiality agreements with all third-party service providers and we are satisfied that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others.
During the course of our engagement, we may accumulate records containing data that should be reflected in the Company’s books and records. The Company will determine that all such data, if necessary, will be so reflected. Accordingly, the Company will not expect us to maintain copies of such records in our possession.
The timely and accurate completion of the items on the client information request list is an essential condition to our completion of the audit and issuance of our report.
We will also conduct our review of the Company’s interim financial information in accordance with the professional practice standards established by the Public Company Accounting Oversight Board (PCAOB). Those standards require that we plan and perform the review to obtain a basis for communicating whether we are aware of any material modifications that should be made to the interim financial information for it to conform with U.S. generally accepted accounting principles. The review will consist primarily of performing analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the auditing standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we will not express an opinion on the interim financial information. We will advise management when our procedures are completed.
Our fees are based upon the time required by the individuals assigned to the engagement, plus expenses. Interim billings will be submitted as work progresses and as expenses are incurred. Billings are due upon submission. The fee estimates below will be subject to adjustments based on unanticipated changes in the scope of our work and/or the incomplete or untimely receipt by us of the information on the client participation list. All other provisions of this letter will survive any fee adjustment.

TBX Resources, Inc.
June 27, 2006

Our fee estimate, excluding expenses, is as follows:

Audit of the November 30, 2006 consolidated financial statements	$35,000 - $40,000
Quarterly reviews (per quarter)	$7,000 - $7,500
Other services that may be requested (see Exhibit A)
In the event we are requested or authorized by the Company or are required by government regulation, subpoena or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for the Company, the Company will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.
We understand that the Company intends to include our report in its Form 10-KSB to be filed with the SEC and make reference to us in such documents as its Independent Registered Public Accounting Firm. The Company agrees to provide us with printer’s proofs or masters of all such documents for our review and approval before printing and with a copy of the final reproduced material for our approval before it is filed or distributed. The Company also agrees to obtain our permission prior to including our reports or making reference to us in any other document used in a public or private offering of equity or debt securities. The Company agrees to promptly supply us with any comment letter or other communication received from the SEC relating to the consolidated financial statements or other information with which our report has been associated and to provide us with a copy of the Company’s proposed response for our review before such response is submitted.
The Securities and Exchange Commission requires electronic filing of certain information in connection with its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Company agrees that before filing any document with which we are associated, in electronic format with the SEC or others, the Company will provide us with a printed copy of the information it proposes to file. We will provide the Company with a signed copy of our report(s), consent(s) and/or other relevant document after completing our review. These manually signed documents will authorize the use of our name prior to any electronic transmission by you. For our files, the Company will provide to us a complete copy of the document as accepted by EDGAR or others.
Without informing us prior to such solicitation, the Company will not solicit for employment or for a position on its Board of Directors any current or former partner or professional employee of HEIN & ASSOCIATES LLP, if such partner or professional employee has been involved in the performance of any service for the Company at any time during the two years preceding the date of such solicitation.
Our professional practice is subject to a peer review, under which another accounting firm reviews selected engagements every three years to determine that we are appropriately applying professional standards and practices. If your engagement is selected as part of our peer review, you grant permission to the accounting firm conducting our peer review, including any oversight persons, to review your reports and records contained in our working papers for purposes of performing the review.
As part of our engagement we may propose standard, adjusting, or correcting journal entries to your consolidated financial statements. You are responsible for reviewing the entries and understanding the nature of any proposed entries and the impact they have on the consolidated financial statements. Further,

TBX Resources, Inc.
June 27, 2006

you are responsible for designating a qualified management-level individual to be responsible and accountable for overseeing these services.
This letter constitutes the complete and exclusive statement of agreement between HEIN & ASSOCIATES LLP and TBX Resources, Inc., superseding all proposals, oral or written, and all other communication, with respect to the terms of the engagement between the parties.
If this letter defines the arrangements as the Company understands them, please sign and date the enclosed copy and return it to us.
Sincerely,
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Confirmed on behalf of TBX Resources, Inc.:
Tim Burroughs, President, Chief Executive Officer and Chairman of the Board of Directors

TBX Resources, Inc.
Arrangement Letter Exhibit A
November 30, 2006
SARBANES-OXLEY 404 COMPLIANCE:
TBX Resources, Inc. (the “Company”) has begun the task of documenting internal controls and developing a plan to assess the effectiveness of its internal controls to comply with rule 404 of The Sarbanes-Oxley Act of 2002. The Company has requested that HEIN & ASSOCIATES LLP assist it in the following areas:
•	Participate in the planning phase of the SOX 404 engagement to provide guidance and direction about the nature and extent of documentation required and related matters. Our role would entail advice and consent and would not entail preparing documents, recommending specific internal controls, or advising how the Company should proceed with the documentation of internal controls.

•	Periodically meet with the Company and its representative, to the extent applicable, to review and discuss the progress of the project and other related matters.

•	Review internal control documentation prepared by the Company and/or its SOX provider, to the extent applicable, throughout the documentation phase of the engagement for adequacy and completeness.

•	Provide general guidance on the extent, nature and scope of internal control testing expected that HEIN & ASSOCIATES LLP anticipates performing as a part of our attest engagement.

•	Advise the Company on Best Practices.

•	Other related matters
Our fees for these services will be billed at our standard hourly billing rates, plus any expenses incurred in connection with the performance of these services.
FINANCIAL REPORTING SERVICES:
For the year ending November 30, 2006 and during 2007, we anticipate the Company may request a variety of services in the normal course of business. The following is a listing of those services:
•	Consultation and research in connection with accounting and auditing issues relating to transactions that have occurred and proposed transactions the Company is contemplating.

•	Consultation and research on financial reporting matters impacting the Company, both for incurred and proposed transactions.

•	Review of registration statements and other filings with the SEC, including consents and comfort letters that may be required to be issued in connection with such registration statements.

•	Review of private placement documents for the purpose of raising capital for the Company, including consents and comfort letters that may be issued in connection with such private placements.
We would not presently anticipate that fee